Exhibit 4.5
SUBORDINATION AGREEMENT
Preliminary Statement
     This Subordination Agreement (this “Agreement”) is made as of August 26, 2010 by and among Bakers Footwear Group, Inc. (the “Company”), Steven Madden, Ltd. (the “Subordinated Creditor”) and Bank of America, N. A. (the “Senior Lender”) (the Subordinated Creditor and the Senior Lender, collectively, the “Creditors”). The Company and the Senior Lender are parties to that certain Second Amended and Restated Loan and Security Agreement dated as of August 31, 2006 (as amended, restated, modified and/or supplemented from time to time, the “Loan Agreement”). Capitalized terms used herein and not otherwise defined shall have the same meanings ascribed to them in the Loan Agreement.
     Concurrently herewith, the Company and the Subordinated Creditor have entered into a Debenture and Stock Purchase Agreement, pursuant to which the Company, subject to the terms and conditions set forth therein, has agreed to sell to the Subordinated Creditor a debenture in the principal amount of $5,000,000 (the “Subordinated Debenture”) and 1,844,860 shares of common stock, a copy of which is attached hereto as Exhibit 1 (the “Purchase Agreement”).
     The Company has requested that the Senior Lender consent to, and the Senior Lender has agreed to consent to, the Company borrowing under the Subordinated Debenture contingent upon, among other things, the execution and delivery by the Subordinated Creditor and the Company of this Agreement.
     NOW THEREFORE, FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the willingness of the Senior Lender to consent to the Company borrowing under the Subordinated Debenture, the Company and the Subordinated Creditor, jointly and severally, agree with the Senior Lender as follows:
1. Subordination of Debt. The Subordinated Creditor hereby subordinates the Indebtedness of the Company evidenced by the Subordinated Debenture (the “Subordinated Indebtedness”), to any and all Indebtedness now or hereafter owing by the Company to the Senior Lender, including, without limitation, the Liabilities under the Loan Agreement, whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, including principal, interest, charges, fees, costs, indemnities and reasonable expenses, however evidenced, and whether as principal, surety, endorser, guarantor or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Loan Agreement and whether arising before, during or after the commencement of any Insolvency Proceeding with respect to the Company (and including the payment of any principal, interest, fees, cost, expenses and other amounts (including default rate interest) which would accrue and become due but for the commencement of such Insolvency Proceeding whether or not such amounts are allowed or allowable in whole or in part in any such Insolvency Proceeding (collectively, the “Senior Indebtedness”) and agrees that the Subordinated Indebtedness shall be junior in right of payment and in exercise of remedies to the Senior Indebtedness.
2. Encumbrances. Each Creditor hereby acknowledges that the other has been granted Encumbrances upon assets of the Company to secure the Senior Indebtedness and the Subordinated Indebtedness, respectively. Notwithstanding the foregoing, except as set forth in the Purchase Agreement as in effect on the date hereof, Subordinated Creditor will not obtain, ask for or require any guaranty of the Subordinated Indebtedness and will not obtain, ask for, or require any lien on any assets of the Company as security for the Subordinated Indebtedness.

3. Payments.
(a)	Subject to Section 3(b) below, until such time as the Senior Indebtedness is Paid in Full (as hereinafter defined), the Subordinated Creditor shall be entitled to receive and retain only (i) those regularly scheduled payments (without acceleration) of principal and interest on the Subordinated Indebtedness (the “Scheduled Subordinated Indebtedness Payments”), to the extent and in the manner set forth in the Purchase Agreement as in effect on the date hereof, and (ii) so long as the Payment Conditions (as hereinafter defined) are satisfied, prepayments of the Subordinated Indebtedness. “Paid in Full” or “Payment in Full” shall mean, with respect to the Senior Indebtedness, that: (a) all of the Senior Indebtedness (other than contingent indemnification obligations for which no underlying claim has been asserted) has been indefeasibly paid, performed or discharged in full in cash, (b) no Person has any further right to obtain any loans, letters of credit or other extensions of credit under the documents relating to the Senior Indebtedness and (c) any and all letters of credit or similar instruments issued under such documents have been expired or cancelled and returned (or backed by stand-by letters of credit or cash collateralized) in accordance with the terms of such documents.

(b)	Notwithstanding the provisions of Section 3(a) above, the Company and the Subordinated Creditor covenant to and agree with the Senior Lender that upon the occurrence of a default or Event of Default under the Loan Agreement (collectively, a “Default”), and so long as, in the case of a default, such default remains uncured (or such default and any resulting Event of Default have not been waived by the Senior Lender), and in the case of an Event of Default, such Event of Default has not been waived by the Senior Lender, the Subordinated Creditor’s right to receive and retain the Scheduled Subordinated Indebtedness Payments and any prepayments (and any other payments) under the Subordinated Debenture shall immediately cease. Subject to Section 3(c) below, the Subordinated Creditor agrees not to demand, accept or receive any payment or prepayment in respect of the Subordinated Indebtedness after the occurrence of a Default which remains uncured or which the Senior Lender has not waived, as applicable, including, without limitation, any payment received through the exercise of any right of setoff, counterclaim, cross-claim or otherwise, or any collateral therefor, provided that the Subordinated Creditor may exercise those remedies set forth in Section 11 below. Without limiting the foregoing, the Company agrees that, subject to Section 3(c) below, no amount shall be paid in respect of the Subordinated Indebtedness, whether in cash, property, securities or otherwise, by the Company to the Subordinated Creditor after the occurrence of a Default which remains uncured or which the Senior Lender has not waived, as applicable, without the prior written consent of the Senior Lender.

(c)	Notwithstanding the foregoing provisions of Section 3(b), the Company may resume and the Subordinated Creditor may accept Scheduled Subordinated Indebtedness Payments (including any Scheduled Subordinated Indebtedness Payments which accrue during any such time when the payment of such Scheduled Subordinated Indebtedness Payments is prohibited pursuant to Section 3(b) above) and prepayments of the Subordinated Indebtedness, provided that the Company may only make and the Subordinated Creditor may only accept any payments which accrue during any such time when the payment of such Scheduled Subordinated Indebtedness Payments is prohibited pursuant to Section 3(b) above if the Payment Conditions are met. No Default shall be deemed to have been cured or waived for purposes of this Section 3(c) unless and until the Company and the Subordinated Creditor shall have received a written waiver or notice of cure thereof from the Senior Lender. The Company and/or the Senior Lender shall give the Subordinated Creditor prompt notice of the occurrence of any Default and of any cure, waiver or other termination thereof as provided in Section 16(a) hereof.

(d)	In the event that notwithstanding the provisions of the Loan Agreement and this Agreement, the Company shall make any payment to the Subordinated Creditor on account of the Subordinated Indebtedness not expressly authorized hereby, such payment shall be held in trust by the Subordinated Creditor, for the benefit of the Senior Lender, and shall be paid over immediately (without necessity of demand) to the Senior Lender for application in accordance with the Loan Agreement to the payment of all Senior Indebtedness remaining due and payable until the same shall have been Paid in Full, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness. In the event of the failure of the Subordinated Creditor to endorse any instrument for the payment of money so received by the Subordinated Creditor on account of the Subordinated Indebtedness, the Senior Lender is irrevocably appointed attorney-in-fact for the Subordinated Creditor with full power to make such endorsement and with full power of substitution.

(e)	For the purposes of this Section 3, “Payment Conditions” shall mean (a) (i) no Default exists or would arise from the making of such payment or prepayment, and (ii) after giving effect to such payment or prepayment, Availability on a pro forma basis for the 12 months following such payments is equal to or greater than $3,500,000, or (b) the Senior Indebtedness has been Paid in Full.
4. INTENTIONALLY OMITTED.
5. Bankruptcy, Insolvency, etc.
(a)	In the event of an insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings relative to the Company or to its assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy (any such proceeding referenced above being referred to herein as an “Insolvency Proceeding”), so long as any Senior Indebtedness is outstanding and has not been Paid in Full, the Senior Lender shall be entitled in any such Insolvency Proceedings to receive Payment in Full in cash of all Senior Indebtedness before the Subordinated Creditor is entitled in such Insolvency Proceedings to receive any payment on account of the Subordinated Indebtedness, other than any payment consisting solely of any securities of the Company issued in connection with an Insolvency Proceeding, the payment of which securities is junior or otherwise subordinated, at least to the same extent provided in this Agreement, to the payment of any and all of the Senior Indebtedness (collectively, “Subordinated Securities”), and to that end in any such Insolvency Proceedings, so long as any Senior Indebtedness remains outstanding, any payment or distribution of any kind or character, whether in cash or in other property (other than Subordinated Securities), to which the Subordinated Creditor would be entitled on account of the Subordinated Indebtedness but for the provisions hereof, shall be delivered to the Senior Lender to the extent necessary to make payment in full in cash of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of Senior Indebtedness.

(b)	Upon the commencement of an Insolvency Proceeding, the Subordinated Creditor shall be deemed, as security for the Senior Indebtedness and in order to effectuate the subordination set forth above, to have assigned the Subordinated Indebtedness to the Senior Lender and granted to the Senior Lender as of the date of the commencement of such Insolvency Proceeding the right to collect all payments and distributions of any kind and description (other than Subordinated Securities), whether in cash or other property, paid or payable in respect of any claims or demands of the Subordinated Creditor against the Company arising from the Subordinated Indebtedness. Upon the commencement of an Insolvency Proceeding, the Subordinated Creditor shall also be deemed to have granted to the Senior Lender the full right (but not the obligation), in its own name or in its name as attorney in fact for the Subordinated Creditor, to collect and enforce claims and demands of the Subordinated Creditor arising from the Subordinated Indebtedness by suit, proof of claim in bankruptcy or other liquidation, reorganization or Insolvency Proceedings or otherwise. The Subordinated Creditor by its execution of this Agreement also hereby grants to the Senior Lender the exclusive right to vote any and all claims of the Subordinated Creditor in any Insolvency Proceedings involving the Company with respect to the election of a trustee or similar official. The Subordinated Creditor shall be entitled to (i) vote any and all claims of the Subordinated Creditor in any such Insolvency Proceeding with respect to any proposed plan of reorganization of the Company, and (ii) object to any proposed plan of reorganization of the Company to which the Subordinated Creditor would have the right to object in any Insolvency Proceeding; provided that, in each case, the Subordinated Creditor will not be entitled to exercise any such right if the result thereof could reasonably be expected to materially and adversely affect the rights and remedies of the Senior Lender under this Agreement, the Loan Agreement or any other Loan Document or the ability of the Senior Lender to exercise the same.
6. INTENTIONALLY OMITTED.
7. Obligations Absolute. The provisions of this Agreement are for the purpose of defining the relative rights of the Senior Lender on the one hand and the Subordinated Creditor on the other hand with respect to the enforcement of rights and remedies and priority of payment of the Senior Indebtedness and the Subordinated Indebtedness. Nothing herein shall impair, as between the Company and the Subordinated Creditor, the obligations of the Company, which are unconditional and absolute, to pay to the holder thereof the principal and interest thereon and any other liabilities encompassed in the Subordinated Indebtedness, all in accordance with their respective terms, subject to the prior payment in full in cash of the Senior Indebtedness.
8. Subordination Not Affected. Without the necessity of any reservation of rights against or any notice to or further assent by the Subordinated Creditor, (i) any demand for payment of any Senior Indebtedness made by the Senior Lender may be rescinded in whole or in part by the Senior Lender, (ii) the Senior Lender may exercise or refrain from exercising any rights and/or remedies against the Company and others, if any, liable under the Senior Indebtedness, and (iii) the Senior Indebtedness and any agreement or instrument evidencing, securing, or otherwise relating to the Senior Indebtedness (including without limitation, the Loan Agreement and the other Loan Documents), or any collateral security therefor or guaranty thereof or other right of any nature with respect thereto, may be amended, extended, modified, continued, accelerated, compromised, waived, surrendered or released by the Senior Lender, in any manner the Senior Lender deems in its best interests, all without impairing, abridging, releasing or affecting in any manner the subordination of the Subordinated Indebtedness to the Senior Indebtedness provided for herein. Without limiting the foregoing, the Subordinated Creditor waives any and all notice of the creation, amendment, restatement, extension, acceleration, compromise, continuation, waiver, surrender, release or modification of any nature of the Senior Indebtedness, the Loan Agreement or the other Loan Documents, and notice of or proof of reliance by the Senior Lender upon the subordination provided for herein. The Senior Indebtedness shall conclusively be deemed to have been created, contracted and incurred in reliance upon the provisions of this Agreement.
9. Warranties, Representations, Covenants and Acknowledgments of the Subordinated Creditor.
(a)	The Subordinated Creditor represents to the Senior Lender that all Indebtedness of the Company to the Subordinated Creditor is evidenced by the Subordinated Debenture and the other instruments executed and delivered in connection therewith. The Subordinated Creditor further represents that said Indebtedness has not heretofore been assigned, pledged to, or subordinated in favor of, any other Person, except for (i) that certain Subordination Agreement dated as of the date hereof by and between the Company, the Subordinated Creditor and Private Equity Management Group, Inc. and (ii) that certain Subordination Agreement dated as of the date hereof by and between the Company, the Subordinated Creditor and the holders of certain Subordinated Convertible Debentures due June 30, 2012 and dated June 26, 2007 in the aggregate face amount of $4,000,000.

(b)	The Subordinated Creditor hereby covenants and agrees that it will not amend or permit amendment of the terms of the Subordinated Debenture or any other agreement, document or instrument hereafter evidencing any Subordinated Indebtedness, without the prior written consent of the Senior Lender, if such amendment would: (i) increase the principal amount of the Subordinated Indebtedness; (ii) increase the rate of interest accruing on the Subordinated Indebtedness; (iii) accelerate in any manner the dates upon which any principal or interest payment on the Subordinated Indebtedness is due (other than with respect to the forgiveness of any of the Subordinated Indebtedness); (iv) take any additional collateral for the Subordinated Indebtedness; or (v) add or change in a manner adverse to the Company or the Senior Lender any covenant, agreement or event of default under the Purchase Agreement or the Subordinated Debenture. Notwithstanding anything to the contrary contained herein, the Subordinated Creditor shall, at any time without the prior written consent of or notice to the Senior Lender, be entitled to forgive part or all of the Subordinated Indebtedness.

(c)	The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or other action on the part of the Subordinated Creditor, and this Agreement constitutes a valid and binding obligation of the Subordinated Creditor, enforceable against it in accordance with its terms.

(d)	The Subordinated Creditor covenants and agrees that it will not assign, pledge, sell, transfer or otherwise dispose of any of the Subordinated Indebtedness or interests therein, whether through assignment or participation or otherwise, except to a Person who first becomes a party hereto and accepts without qualification all obligations of the Subordinated Creditor hereunder.

(e)	The Subordinated Creditor acknowledges and agrees that this Agreement is a “subordination agreement” within the meaning of Section 510(a) of the United States Bankruptcy Code, 11 U.S.C. §510(a).
10. Validity and Enforceability of Encumbrances Securing Senior Indebtedness; Cooperation with Senior Lender.
(a)	(i) the Subordinated Creditor will not in any Insolvency Proceeding or other event described in Section 5 or otherwise, challenge, oppose or contest (or join in any challenge, opposition or contest by any third party, or encourage any third party to challenge, oppose or contest) the Senior Indebtedness or the perfection, superiority, priority, validity or enforceability of any security interest or lien granted to the Senior Lender pursuant to the Loan Agreement, the Security Documents or other Loan Documents, nor will the Subordinated Creditor challenge the validity or enforceability of such Loan Agreement, Security Documents or other Loan Documents, or any provision thereof, and (ii) the Senior Lender will not in any Insolvency Proceeding or other event described in Section 5 or otherwise, challenge, oppose or contest (or join in any challenge, opposition or contest by any third party, or encourage any third party to challenge, oppose or contest) the Subordinated Indebtedness or the perfection, superiority, priority, validity or enforceability of any security interest or lien granted to the Subordinated Creditor pursuant to the Purchase Agreement, or any documents executed in connection therewith, nor will the Senior Lender challenge the validity or enforceability of the Purchase Agreement, Subordinated Debenture, or any documents executed in connection therewith, or any provision thereof. Each party hereby acknowledges that the provisions of this Agreement are intended to be enforceable at all times, whether before or after any Insolvency Proceeding or other event described in Section 5 of this Agreement. The Subordinated Creditor hereby waives any right to require the Senior Lender to marshal the Collateral.

(b)	Without limiting the foregoing, the Subordinated Creditor will not challenge or oppose (or join with any party challenging or opposing) or take any action whatsoever to impair the exercise by the Senior Lender of the rights and remedies granted to the Senior Lender in the Loan Documents; provided, however, that the Subordinated Creditor shall have the right, but not the obligation, to cure a Default under the Senior Indebtedness at any time during the period provided for the Company to cure such Default under the Loan Documents; provided further, however, that the failure by the Senior Lender to give the Subordinated Creditor notice of such Default as provided in Section 16(a) hereof shall not affect or limit the Senior Lender’s rights hereunder or under the Loan Agreement. In the event that such Default shall be so cured, the rights of the Senior Lender in respect of such Default shall cease until the occurrence of any other Default.
11. Limitations on Remedies.
(a)	Upon the occurrence of any default or event of default (a “Subordinated Default”) in respect of the Subordinated Indebtedness, the Subordinated Creditor shall not exercise any Enforcement Action for a period (the “Standstill Period”), commencing on the date of receipt by the Senior Lender from the Subordinated Creditor of written notice (a “Default Notice”) of such Subordinated Default and ending on the earlier to occur of (i) 120 days after receipt by Senior Lender of such Default Notice and (ii) an Insolvency

Proceeding; provided that in the event that as of any day during such 120 day period the Subordinated Default that was the subject of the Default Notice shall no longer be continuing, then the Standstill Period shall be deemed not to have commenced, and provided further that such 120 day period shall be tolled (x) for any period during which the Senior Lender or the Subordinated Creditor are stayed by an Insolvency Proceeding or an order issued by a court of competent jurisdiction from taking any Enforcement Action and (y) for any period during which the Subordinated Creditor has otherwise agreed to forbear from exercising its rights with respect to such Subordinated Default. As used in this Agreement, the term “Enforcement Action” shall mean (a) the acceleration of all or any portion of the Senior Indebtedness or Subordinated Indebtedness, as applicable, (b) the commencement of or joinder in any involuntary proceeding against the Company or any of its Subsidiaries under any bankruptcy, reorganization, readjustment of debt, arrangement of debt, receivership, liquidation or insolvency law or statute or any federal or state government, (c) the commencement of any action or proceeding against the Company or any of its Subsidiaries to enforce payment of all or any part of the Senior Indebtedness or Subordinated Indebtedness, as applicable or the taking of any other actions against the Company or its Subsidiaries permitted under the Loan Documents or the Purchase Agreement, as applicable, and/or under applicable law, and/or the reduction of such claims to a judgment against the Company, (d) any action by any Creditor to foreclose on the Encumbrance of such Person in any Collateral, (e) any action by any Creditor to take possession of, or sell or otherwise realize upon, or to exercise any other rights or remedies with respect to, any Collateral, including any disposition after the occurrence of a default of any Collateral by the Company with the consent of, or at the direction of, such Creditor, or (f) the taking of any other actions by a Creditor against any Collateral, including (other than for purposes of perfection) the taking of control or possession of, or the exercise of any right of setoff with respect to, any Collateral.

(b)	Notwithstanding the provisions of Section 11(a) above, during any Standstill Period, the Subordinated Creditor shall accept any cure of the applicable Subordinated Default(s) proffered by the Senior Lender which restores the Subordinated Creditor to the position it would have been but for such default or event of default.

(c)	Nothing contained in this Section 11 shall limit or impair the obligations and agreements of the Subordinated Creditors set forth in any other Section of this Agreement.
12. Assignments and Appointments. The Subordinated Creditor, for itself and its successors and assigns, hereby irrevocably authorizes and directs the Senior Lender, and any trustee or debtor in possession in bankruptcy, receiver, custodian or assignee for the benefit of creditors of the Company, whether in voluntary or involuntary liquidation, dissolution or reorganization, on his or its behalf, to take such action as may be necessary or appropriate to effectuate the subordination provided for in this Agreement and irrevocably appoints the Senior Lender and any such trustee, receiver, custodian or assignee, attorney-in-fact for such purpose with full powers of substitution and revocation.
13. No Impairment. No right of the Senior Lender to enforce subordination as herein provided shall at any time or in any way be affected or impaired by any failure to act on the part of the Company, or by any non-compliance by the Company with any of the terms, provisions and covenants of the agreement, documents and instruments evidencing the Subordinated Indebtedness, regardless of any knowledge thereof that the Senior Lender may have or be otherwise charged with, or by any action which the Senior Lender may take or refrain from taking with respect to the Senior Indebtedness or the Subordinated Indebtedness.
14. Further Assurances. In order to carry out the terms and intent of this Agreement more effectively, each Creditor will take all actions and execute all further documents and instruments reasonably necessary or convenient to preserve for the other party the benefits of this Agreement.
15. Waivers, etc. No action which the Senior Lender, or the Company with the consent of the Senior Lender, may take or refrain from taking with respect to any Senior Indebtedness, or any promissory note or notes representing the same, or any collateral therefor, including any waiver or release thereof (or any waiver of any provision thereof or default of any agreement or agreements (including guaranties) in connection therewith, shall affect this Agreement or the rights of the Senior Lender or the obligations of the Subordinated Creditor hereunder. No waiver shall be deemed to be made by the Senior Lender of any of its rights hereunder unless the same shall be in writing and then only with respect to the specific instance involved, and shall in no way impair or offset the rights of the Senior Lender or the obligations of the Subordinated Creditor in any other respect or at any other time.
16. Notices.
(a)	By the Senior Lender to the Subordinated Creditor. The Senior Lender shall provide the Subordinated Creditor with notice of any Default simultaneously with giving notice to the Company, provided that any failure by the Senior Lender to give such notice shall not affect or limit the Senior Lender’s rights hereunder.

(b)	By the Subordinated Creditor to the Senior Lender. The Subordinated Creditor shall provide the Senior Lender with notice of any Subordinated Default relating to any Subordinated Indebtedness simultaneously with giving notice to the Company.

(c)	By the Company to the Senior Lender. The Company shall provide the Senior Lender with copies of all notices of any Subordinated Default received by it from the Subordinated Creditor immediately upon its receipt thereof.

(d)	By the Company to the Subordinated Creditor. The Company shall provide the Subordinated Creditor with copies of all notices of any Default given by it to the Senior Lender or received by it from the Senior Lender immediately upon its delivery or receipt thereof.

(e)	Method. Except as otherwise provided herein, all demands or notices hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes hereof if personally delivered or mailed or transmitted by telecopy or email if the sender on the same day sends a confirming copy of such communication by a recognized overnight delivery services (charges prepaid), recognized overnight delivery services (charges prepaid) or first class mail, postage prepaid, to them at their respective addresses as set forth on the signature pages hereto and incorporated herein by reference, or at such other address as the party to whom such notice is directed may have designated in writing to the other party hereto. A notice shall be deemed to have been given upon the earlier to occur of (i) three (3) days after the date on which it is deposited in the U.S. mails or (ii) receipt by the party to whom such notice is directed.

17. Miscellaneous. This Agreement shall be binding upon and shall inure to the benefit of the Creditors and their respective heirs, legal representatives, successors and assigns (including without limitation any transferee or refinancing lender of any Senior Indebtedness). The Senior Lender may assign this Agreement or its rights thereunder without the consent of the Subordinated Creditor or the Company. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of the counterparts shall together constitute and the same instrument.
18. Governing Law, Jurisdiction, Waiver of Jury Trial. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the internal laws of the Commonwealth of Massachusetts (without regard to conflicts of law principles). The Subordinated Creditor, to the extent that the Subordinated Creditor may lawfully do so, hereby consents to service of process, and to be sued, in the Commonwealth of Massachusetts and consents to the jurisdiction of the courts of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of the Subordinated Creditor’s obligations hereunder or with respect to the transactions contemplated hereby, and expressly waives any and all objections as to venue in any such courts. The Subordinated Creditor further agrees that a summons and complaint commencing an action or proceeding in any of such courts shall be properly served and confer personal jurisdiction if served personally or by certified mail at the address set forth below under the signature of the Subordinated Creditor or as otherwise provided under the laws of the Commonwealth of Massachusetts. EACH OF THE COMPANY AND THE SUBORDINATED CREDITOR IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION, OR OTHER PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST IT IN RESPECT OF ITS OBLIGATIONS HEREUNDER OR THE TRANSACTIONS CONTEMPLATED HEREBY.
19. Acknowledgment by Company. The Company covenants and agrees not to make any distribution or payment to the Subordinated Creditor in violation of the terms of this Agreement.
20. Acknowledgement and Consent of Senior Lender. By execution hereof, and to the extent required by the Loan Agreement, the Senior Lender hereby consents to the Company’s issuance of debt under the Subordinated Debenture and to the entry into the Purchase Agreement, the Subordinated Debenture, the Collateral Assignment of Lease entered into in connection with the Subordinated Debenture and the transactions contemplated by the Purchase Agreement.
21. Legends. The Subordinated Creditor covenants and agrees that until all of the Senior Indebtedness is Paid in Full in cash, the Subordinated Debenture and each promissory note or other instrument evidencing the Subordinated Indebtedness and each security agreement relating to the Subordinated Indebtedness shall bear at all times, in a conspicuous manner, the following legend:
     “THIS SUBORDINATED DEBENTURE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE, IN THE MANNER AND TO THE EXTENT SET FORTH IN (I) THAT SUBORDINATION AGREEMENT DATED AS OF AUGUST 26, 2010, BY AND AMONG BAKERS FOOTWEAR GROUP, INC., STEVEN MADDEN, LTD., AND BANK OF AMERICA, N.A. (“BA”), (II) THAT SUBORDINATION AGREEMENT DATED AS OF AUGUST 26, 2010, BY AND AMONG BAKERS FOOTWEAR GROUP, INC., STEVEN MADDEN, LTD., AND PRIVATE EQUITY MANAGEMENT GROUP, INC. (“PEMG”), AND (III) THAT SUBORDINATION AGREEMENT DATED AS OF AUGUST 26, 2010, BY AND AMONG BAKERS FOOTWEAR

GROUP, INC., STEVEN MADDEN, LTD., AND THE HOLDERS OF CERTAIN SUBORDINATED CONVERTIBLE DEBENTURES DUE JUNE 30, 2012 AND DATED JUNE 26, 2007 IN THE AGGREGATE FACE AMOUNT OF $4,000,000 (THE “DEBENTURE HOLDERS”; TOGETHER WITH BA AND PEMG, THE “SENIOR LENDERS”) (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, COLLECTIVELY, THE “SUBORDINATION AGREEMENTS”), TO ALL INDEBTEDNESS OWED BY THE MAKER OF THIS SUBORDINATED DEBENTURE TO THE SENIOR LENDERS, AND THE HOLDER OF THIS SUBORDINATED DEBENTURE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENTS.”

This Agreement is executed as a sealed instrument as of as of the date first written above.

COMPANY BAKERS FOOTWEAR GROUP, INC.
By:	/s/ Peter Edison
	Name:	Peter Edison
	Title:	Chief Executive Officer
	Address:	2815 Scott Avenue St. Louis, Missouri 63103
	Telephone:	314-621-0699
	Telecopier:	314-641-0390

SUBORDINATED CREDITOR STEVEN MADDEN, LTD.
By:	/s/ Arvind Dharia
	Name:	Arvind Dharia
	Title:	Chief Financial Officer
	Address:	52-16 Barnett Avenue Long Island City, New York 11104
	Telephone:	718-446-1800
	Telecopier:	718-308-8201

[Signature Page to Subordination Agreement (Bank of America, N. A.)]

SENIOR LENDER BANK OF AMERICA, N. A.
By:	/s/ David Storer
	Name:	David Storer
	Title:	Vice President
	Address:	100 Federal Street, 9th Floor Boston, Massachusetts 02110
	Telephone:	617-434-1359
	Telecopier:	617-434-4339

[Signature Page to Subordination Agreement (Bank of America, N. A.)]